Exhibit 24.2

           [DELOITTE TOUCHE TOHMATSU IGAL BRIGHTMAN & CO. LETTERHEAD]


                       CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements of Data Systems & Software Inc. (Forms S-3 Nos. 33-81298 and 33-94428 and Forms S-8 Nos. 33-88442 and 33-99196) of our reports dated March 31, 1997 (relating to Data Systems & Software Inc.) and January 27, 1998 (relating to Tower Semiconductor Ltd.), appearing in the Annual Report on Form 10-K of Data Systems & Software Inc. for the year ended December 31, 1997.


IGAL BRIGHTMAN & CO.
Certified Public Accountants (Isr.)
Tel Aviv, Israel
March 31, 1998